CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our audit report, dated March 31, 2011, relating to the financial statements of BioDrain Medical, Inc. appearing in the Prospectus which are a part of this Registration Statement.  We also consent to the reference to our Firm under captions “Experts” in the Prospectus.

Olsen Thielen & Co., Ltd.

/s/ Olsen Thielen & Co., Ltd.

St. Paul, Minnesota
January 18, 2012